EXHIBIT 21


         The wholly owned subsidiaries of the Registrant are as follows:



         Source Capital Leasing Co.
         1825 N. Hutchinson Rd.
         Spokane, WA 00212



         Source Capital Finance Inc.
         1825 N. Hutchinson Rd.
         Spokane, WA 99212